THIRTEENTH AMENDMENT

KANSAS CITY LIFE
EMPLOYEE STOCK PLAN

        THIS THIRTEENTH AMENDMENT, comprising the restated Kansas City Life Employee Stock Plan, is effective the 1st day of January, 2001, and is entered into by and between Kansas City Life Insurance Company, a Corporation organized and existing under the Laws of the State of Missouri, hereinafter called the “Company”, and John K. Koetting, Robert C. Miller and Anne C. Moberg, hereinafter referred to as the “Trustees”.

ARTICLE I

Creation and Purpose of Trust

        1.1 Name. The Company hereby creates this Plan and Trust to be known as the “Kansas City Life Employee Tax Credit Stock Owner-ship Plan”, also sometimes referred to as the “Kansas City Life Employee Stock Plan”, or the “Kansas City Life ESOP”, hereinafter sometimes referred to as the “Plan” or “Trust”.
        1.2 Purpose. It is the purpose of this Plan to encourage the contributions of its employees to the success of the Company and to reward such contributions by providing the privileges of ownership through stock acquisition, and it shall be qualified as an employee stock ownership plan and as a payroll tax credit employee stock ownership plan. It is designed to invest primarily in qualifying Company stock.
        1.3 Exclusive Benefit of Employees. This Agreement has been made, and this Plan and Trust created, for the exclusive benefit of the Company’s full time employees and their beneficiaries. The terms of this Plan are intended to comply with the present pro-visions of Sections 401(a), 409, 501(a) and 4975(d)(3) and (e)(7) of the Internal Revenue Code, and as they may hereafter be amended, and Treasury Department Regulations in connection therewith, in order that the Plan and Trust may qualify for tax exemption. Under no circumstances shall any part of the principal or income of the Plan and Trust be used for, or revert to, the Company, or be used for, or diverted to, any purposes other than for the exclusive benefit of the employees and their beneficiaries. This Plan and Trust shall not be construed, however, as giving any employee, or any other person, any right, legal or equitable as against the Company, the Trustees or the principal or income of the Trust, except as specifically provided for herein, nor shall it be con-strued as giving any employee the right to remain in the Company’s employment.

ARTICLE II

Eligibility

        2.1 Commencing January 1, 1983, each present and future employee shall be qualified as a participant in this Plan in accordance with the following provisions:

(a)	He shall have attained the age of twenty-one (21) years.
(b)	Any employee whose employment commences prior to his attainment of age twenty-one (21), shall become a participant on the first (1st) day of the month following his twenty-first (21st) birthday.
(c)	Any employee whose employment commences after his attainment of age twenty-one (21), shall become a par-ticipant on the first (1st) day of the month following his date of employment.
(d)	Any employee of Old American Insurance Company who is age twenty-one (21) on November 1, 1991 or becomes age twenty-one (21) on or before December 31, 1991 shall become a participant on January 1, 1992 in accordance with the terms of the Adoption Agreement dated December 19, 1991. Thereafter, any employee of Old American Insurance Company will become a participant in accordance with subparagraphs (a), (b) and (c) of this section.

         2.2 With respect to this Plan, an "hour of employment" shall mean:

(a)	Each hour for which an employee is directly or indirectly paid, or entitled to payment, by the Company for the performance of duties. These hours shall be credited to the employee for the computation period or periods in which the duties are performed; and
(b)	Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company, with no duplication of credit for hours under Subparagraphs (a), (b) and (c). These hours shall be credited to the employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. With respect to periods described in Subparagraph (c) below, crediting of back pay hours shall be subject to the limitations set forth in that Subpara-graph.
(c)	Each hour for which an employee is directly or indirectly paid, or entitled to payment, by the Company for reasons such as vacation, holidays, illness, incapacity (includ-ing disability), layoff, jury duty, military leave or leave of absence in a period during which no duties are performed (irrespective of whether the employment relationship was terminated). These hours shall be credited to the employee for the computation period or periods during which the nonperformance of such duties occurs. No hour shall be credited based on any payment under a plan maintained solely to comply with applicable workers’ compensation, unemployment compensation, or disability insurance laws, or which solely reimburses an employee for medical or medically-related expenses incurred by the employee. No more than five hundred one (501) hours shall be credited under this Subparagraph for any continuous period during which the employee did not or would not have performed duties. Hours of service for periods of time during which no duties are performed under Subparagraphs (b) and (c) shall be calculated and credited according to Department of Labor Regulations 2530.200b-2 (b) and (c).
(d)	In computing an employee’s hours of employment on a weekly or monthly basis, when a record of hours of em-ployment is not available to determine the hours of employment under Subparagraphs (a), (b) and (c), the employee shall be assumed to have worked forty-five (45) hours for each week, or one hundred ninety (190) hours for each month (as applicable), for which the employee would be required to be credited with at least one (1) hour of employment under Subparagraphs (a), (b) or (c) above.
(e)	An "hour of employment" shall also include time for which an employee is absent from work either
(i)	by reason of the pregnancy of such employee,
(ii)	by reason of the birth of a child of the employee,
(iii)	by reason of the placement of a child in connection with the adoption of the child by the employee, or
(iv)	for purposes of caring for the child during the period immediately following the birth or placement for adoption.
(v)	a leave of absence covered under the Family and Medical Leave Act of 1993.

However, the total number of hours of such service counted for any one (1) period shall not exceed five hundred one (501) hours.

         2.3 Leaves of Absence.

(a)	For the purpose of computing continuous employment, leaves of absence may be included which have been authorized by the Company for any of the following reasons:
(i)	Sickness.
(ii)	Disability.
(iii)	Service with the armed forces of the United States during any war or national emergency declared by the President or the Congress, or undeclared.
(iv)	Pregnancy, not to exceed twelve (12) months.
(v)	Public service, whether elected or otherwise.
(vi)	Obtaining additional education, involving periods of time not to exceed twelve (12) months for each leave of absence granted, but only after completion of one (1) full year of full time employment.
(b)	Such leaves of absence may be counted in computing continuous employment provided the employee returns to active employment on or before the end of such leave of absence, and, when because of service in the armed forces as stated above, provided the employee returns to active employment with the Company within ninety (90) days following his discharge from such service, or such longer period during which his re-employment rights are pro-tected by law.
(c)	Any such employee who is not qualified as a participant prior to the commencement of such a leave of absence shall not be so qualified until his return to active employment. The provisions of this Section shall be applied in a like manner to all employees under similar circumstances.

ARTICLE III

Company Contributions

        3.1 Rate of Contribution. Commencing January 1, 1983, in the discretion of the Executive Committee of the Company, or its designated subcommittee, the Company will annually contribute to the Plan an amount of common capital stock of the Company equal to one-half of one percent (.5%) of the aggregate compensation of participants in the Plan for compensation paid or accrued during calendar years 1983 and 1984, and equal to such other percentage as shall be permissible by law, currently one-half of one percent (.5%), for compensation paid or accrued during calendar years 1985 through 1987.
        No contribution will be made for a year for which the payroll tax credit is not available. Notwithstanding the provisions of the preceding sentence, the Company may, but shall not be required, to make a contribution to the Plan for a Plan year in which the payroll tax credit is not available. Any contribution made for a Plan year in which the payroll tax credit is not available shall be accounted for separately and shall be in accordance with the rules and regulations pertaining to ESOPs then in effect.
        3.2 No Employee Contribution. No contribution shall be required of a participant, nor will any participant be eligible to make a contribution.
        3.3 Investment Credit Recapture. Amounts contributed to the Plan attributable to all or a portion of the qualified investment credit claimed by the Company shall remain in the Plan (and, if allocated pursuant to the Plan, shall remain so allocated) even though part or all of such ESOP credit is recaptured or redeter-mined.
        3.4 Form of Payment. The stock contributions of Kansas City Life Insurance Company shall be made in treasury stock or in shares of authorized but unissued stock of Kansas City Life Insurance Company. For purposes of fixing the amount of contributions made with shares of treasury stock, or shares of authorized but unissued stock, such stock shall be valued at its bid price on the over-the-counter market on the valuation day of the month in which the Company’s contribution becomes due, or if the market is closed on that day then on the last preceding day during which it was open. Effective January 1, 1995, such stock shall be valued at the average of its bid price on the over-the-counter market for all business days in the month of the valuation day. In the event the Company is precluded from delivering such shares to the Trustees by law or because of the unavailability of such shares, the Company’s contribution to the Trustees shall be in cash, and said cash shall be invested until such time as shares of the Company stock shall be available for purchase by the Trustees.

ARTICLE IV

Investment of Contributions

        4.1 Investment of Funds. Contributions to the Trust shall be invested in accordance with the authority granted to the Trustees pursuant to the provisions of this Plan and Trust. It is contem-plated that the contribution made by the Company from time to time be in shares of the Company stock, or in cash if necessary to implement the provision of the Plan.
        4.2 Voting of Shares. The Trustees shall vote the shares of stock of the Company for the respective accounts of the partici-pants only in accordance with the direction of such participants, which directions may be certified to the Trustees by the Committee, or any agent designated thereby, provided such directions are received by the Trustees at least five (5) days before the date set for the meeting at which such shares are to be voted. Shares with respect to which no such direction shall be received and the fractional shares shall be voted by the Trustees in the same pro-portions as are shares as to which voting instructions have been received.

ARTICLE V

Allocation to and Evaluation of Participants Accounts

        5.1 Allocation and Evaluation. The value of all Trust assets shall be determined on the basis of market values as of the last market business day of each calendar quarter. Effective January 1, 1995, the value of the Kansas City Life stock shall be determined on the basis of the average of its bid price on the over-the-counter market for all business days in the last month of each calendar quarter.
        All stock transferred to or purchased by the Trust with respect to a Plan year shall be allocated among the accounts of persons who were participants on the last day of the Plan year and who completed at least one thousand (1,000) hours of employment during such Plan year. The allocation to each participant shall be an amount which bears the same proportion to the amount of such securities allocated to all participants in the Plan for that Plan year as the amount of each participant’s compensation during the entire year bears to total compensation paid to all participants during the entire year. (Compensation in excess of one hundred thousand dollars ($100,000.00) per year with respect to any participant will be disregarded for this purpose.)
        5.2 Dividends. Except for amounts needed to cover cash distributions in place of distributions of fractional shares, divi-dends on shares shall be reinvested in shares of common stock of the Company. Such shares and uninvested dividends shall be allo-cated quarterly among participants’ accounts in proportion to the value of each participant’s account as of the end of the quarter.
        5.3 Stock Fund. The Trustees shall maintain a “Stock Fund” which shall cover the aggregate shares of capital stock contributed to and purchased by the Plan and any uninvested cash. The Stock Fund shall be valued as of each valuation date, which shall be the last business day of each quarter or such other dates as the Committee may establish, on the basis of the then current fair market value of the assets held therein, as determined by the Trustees. Effective January 1, 1995, the value of the Kansas City Life stock shall be determined on the basis of the average of its bid price on the over-the-counter market for all the business days in the last month of the calendar quarter or in the month of such other date as the Committee may establish. The Administrative Committee shall maintain records reflecting the account of each participant in the Stock Fund.
        5.4 Annual Account. The Administrative Committee shall furnish to each participant at least once each year a statement of shares and uninvested cash in the Stock Fund allocated to the participant's account as of a specified date.

ARTICLE VI

Allocation of Fiduciary Responsibility

        6.1 Fiduciaries. The fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. The Company shall have the sole responsibility for making the contributions required by the Plan, shall have the sole authority to appoint and remove the Trustees, members of the Administrative Committee, and to amend or terminate, in whole or in part, this Plan and Trust.
        6.2 Administration. The Administrative Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in ARTICLE IX herein.
        6.3 Trustees. The Trustees shall have such responsibility for the administration and management of the assets held pursuant to this Plan and Trust, as is specifically provided for in the Plan.
        6.4 Duties. Each fiduciary warrants that any direction given, information furnished or action taken by it shall be in accordance with the provisions of the Plan and Trust, authorizing or providing for such direction, information or action. Further-more, each fiduciary may rely upon any such direction, information or action of another fiduciary as being proper under this Plan, and is not required herein to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations pursuant to the Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Trust fund in any manner against investment loss or depreciation in asset value.

ARTICLE VII

Vesting

        7.1 Vesting of Company Contributions. Each participant shall be one hundred per cent (100%) vested and shall have a nonfor-feitable right to the full value of his or her account and to any stock and uninvested cash allocated thereto.

ARTICLE VIII

Distributions

        8.1 Seven (7) Year Retention. No stock or uninvested cash allocated to a participant’s account may be distributed from that account before the end of eighty-four (84) months beginning after the month in which the stock and uninvested cash is allocated to the account, except in the case of separation from employment for death or any other reason, or except in the case of a participant who has become disabled and is receiving benefits from the Kansas City Life or Sunset Life Disability Plans. Notwithstanding the foregoing, commencing January 1, 1988, if an employee shall continue in the Company’s employment after his or her sixty-fifth (65th) birthday, and commencing January 1, 1998, after his or her sixtieth (60th) birthday (normal retirement date), such employee shall commence to receive distributions as defined in the Internal Revenue Code on the earlier of his termination of employment with the Company or April 1st of the year following the calendar year in which he or she attains the age of seventy and one-half (70 1/2). Effective January 1, 1989, the minimum distribution and the minimum distribution incidental benefit requirements of Internal Revenue Proposed Regulations 1.401(a)(9)-1 and 1.401(a)(9)-2 are hereby incorporated by reference. Effective January 1, 1997, for par-ticipants other than a five percent (5%) owner of the Company, distributions shall commence no later than April 1st of the calendar year following the later of:

(a)	The year in which the participant attains age seventy and one-half (70 1/2), or
(b)	The year in which the participant retires.

With respect to distributions under the Plan made on or after January 1, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with regulations under Code Section 401(a)(9) that were proposed on January 17, 2001. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.
        8.2 Separation from Employment. In the case of separation from employment, whether by death or for any other reason, or in the event a disabled participant so elects, the account of the participant in the Stock Fund shall be determined as of the end of the quarter in which such event occurs and shall be distributed to the participant or beneficiary (in case of death) as soon there-after as practicable. If separation from service, or if the disabled participant’s election occurs on or after the last day of a Plan year, but prior to the date on which the Company makes its contribution for the Plan year just ended, and if the participant is entitled to share in such contribution, then such participant’s share shall be determined as of the end of the quarter in which the Company’s contribution is made and shall be distributed thereafter as soon as practicable.
        8.3 Pre-retirement Distribution. Any participant who remains in the employ of the Company may request a distribution of stock allocated to his or her account as of the end of any quarter next following the expiration of eighty-four (84) months following the month in which the stock was allocated to the account, but not more often than once within any twelve (12) month period. Requests for distribution must be in writing, filed with the Administrative Committee at least fifteen (15) days prior to the end of any such quarter. Distribution shall be made to such participant as soon as practicable following the end of the quarter in which the request is made. However, distributions pursuant to this Paragraph may not be made to an individual who is an alternate payee under a Quali-fied Domestic Relations Order and for whom an account is being separately maintained.
        8.4 Right to Stock. Any participant who shall be entitled to a distribution from the Plan shall have the right to demand that his benefits be distributed in the form of capital stock of the Company. Notwithstanding the foregoing, any fractional share will be converted to cash, at the valuation date as of which the distribution is made based on the fair market value at that time as determined by the Trustees.
        8.5 Method of Distribution. All distributions provided pur- suant to this Plan shall be by a lump sum payment.
        8.6 Commencement of Distributions. All distributions shall be made or commenced to be made as soon as practicable after the valuation date coincident with or next following the occurrence of one of the distribution events described in this ARTICLE VIII. Upon written notice to the Committee no later than the end of the calendar month following the month in which termination occurs, a participant (or, in the case of death, his beneficiary) entitled to a lump sum payment may make an irrevocable election to receive the value of his distribution on January 31st of the next succeeding calendar year. Alternatively, the participant may choose not to withdraw his benefits when one of the distribution events occurs, and later elect to have the distribution made upon written notice before a subsequent valuation date. However, only a full and complete distribution of his benefits will be allowed whether the participant withdraws his benefits at the time a distribution event occurs or at some later date. No partial withdrawals shall be permitted. Notwithstanding, should the value of a participant’s account in the Stock Fund not exceed five thousand dollars ($5,000.00), a distribution shall be made to the participant (or his beneficiary in case of death) without any requirement that the participant or his/her spouse consent to the distribution.
        8.7 Valuation. The value of a participant’s account upon termination shall be the value on the most recent valuation date preceding January of the year elected pursuant to Paragraph 8.6. If such election is not so made, such value shall be determined on the valuation date coincident with or next following the date the par-ticipant (or, in case of death, his beneficiary) elects within the election period specified in Paragraph 8.6 above, to receive his distribution, or the receipt by the Trustees of notice of said participant’s termination, whichever shall occur later.
        8.8 Facility of Payment. If the Committee shall receive evidence satisfactory to it that a participant or beneficiary is physically or mentally incompetent to receive any payment which shall be due hereunder and to give a valid release therefor and that another person or an institution is then maintaining or has custody of such participant or beneficiary, and that no guardian, committee or other representative of the estate of such participant or beneficiary, shall have been duly appointed, the Committee may, at its option, make payments otherwise payable to such participant or beneficiary, to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for such payments.
        8.9 Beneficial Designation. Any participant shall have the right to designate a new beneficiary at any time by filing with the Committee a written request for such change, but any such change shall become effective only upon receipt of such request by the Committee. If the payment is made as a result of the death of the participant, the payment shall be made to the surviving spouse of the participant, if any, unless the participant and the spouse have requested a distribution to any other beneficiary. Any such request shall be written and on forms prescribed by the Adminis-trative Committee. Upon receipt by the Committee of such request, the change shall relate back to and take effect as of the date such participant signs such request whether or not such participant is living at the time the Committee receives such request.
        If there be no designated beneficiary living at the death of such participant when any payment hereunder shall be payable to the beneficiary, then such payment shall be made as follows: To such participant’s wife or husband, if living; if not living, to such participant’s then living lineal descendants, in equal shares, per stirpes; if none survives, to such participant’s surviving parents, equally; if neither survives, to such participant’s executors or administrators.
        8.10 Diversification of Investments.

(i)	Each qualified participant in the plan may elect within (90) ninety days after the close of each calendar year in the qualified election period to direct the Trustees as to the investment of at least twenty-five percent (25%) of his or her account in the plan (to the extent such portion exceeds the amount to which a prior election under this paragraph applies). In the case of the election year in which the participant can make his or her last election, the preceding sentence shall be applied by substituting "fifty percent (50%)" for "twenty-five percent (25%)".
(ii)	If a participant makes an election, the Trustees may either (a) distribute the portion of the participant’s account covered by the election to him or her within ninety (90) days after the period during which the election may be made, or (b) offer at least three invest-ment options (not inconsistent with regulations prescribed by the Secretary of the Treasury) to each participant making an election.
(iii)	For purposes of this paragraph, the term “qualified participant” means any employee who has completed at least ten (10) years of participation under the plan and has attained age fifty-five (55).
(iv)	For purposes of this paragraph, the term “qualified election period” means the five-plan-year period beginning with the plan year after the plan year in which the participant attains age fifty-five (55) (or, if later, beginning with the plan year after the first plan year in which the individual first became a qualified participant).

ARTICLE IX

Administrative Committee

        9.1 Membership. The Administrative Committee, sometimes herein referred to as the “Committee”, shall consist of a number of persons, not less than three (3) nor more than five (5), designated by the Executive Committee of the Company, who shall serve terms of one (1) year or until their successors are designated, and said Committee shall have the responsibility for the general administra-tion of the Plan and for carrying out the provisions of the Plan in accordance with its terms. The Committee shall have absolute discretion in carrying out its responsibilities.
        9.2 Subcommittees. The Committee may appoint from its members such committees with such powers as it shall determine; may authorize one (1) or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; and may utilize counsel, employ agents and provide for such clerical and accounting services as it may require in carrying out the pro-visions of the Plan.
        9.3 Meetings. The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.
        9.4 Majority Action. The action of a majority of the members expressed from time to time by a vote in a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.
        9.5 No Compensation. No member of the Committee shall receive any compensation for his services as such, and, except as required by law, no bond or other security shall be required of him in such capacity in any jurisdiction.
        9.6 Committee Rules. Subject to the limitations of this Plan and Trust, the Committee from time to time shall establish rules or regulations for the administration of the Plan and the transaction of its business. The Committee shall have full and complete discretionary authority to construe and interpret the Plan and decide any and all matters rising hereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the Committee or the Executive Committee of the Company in respect of any matter hereunder shall be final, conclusive and binding on all parties affected thereby. The Committee shall, when requested, submit a report to the Executive Committee of the Company giving a brief account of the operation of the Plan and the performance of the various accounts established pursuant to the Plan.
        9.7 Claims Procedure. The Administrative Committee shall have full and complete discretionary authority to make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a participant or a beneficiary shall be stated in writing by the Committee and delivered or mailed to the participant or the beneficiary, whichever is appropriate; and such notice shall set forth the specific reason for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall provide a reasonable opportunity to any participant or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.
        9.8 Resignation of Member. Any member of the Committee may resign by giving notice to the Executive Committee at least fifteen (15) days before the effective date of his resignation. Any Com- mittee member shall resign upon request of the Executive Committee. The Executive Committee shall fill all vacancies on the Committee as soon as is reasonably possible after a resignation takes place, and until a new appointment takes place, the remaining members of the Committee shall have authority to act, if approved by either a majority of the remaining members or by two (2) members, whichever number is lesser.

ARTICLE X

Amendment and Termination

        10.1 Amendment. Kansas City Life Insurance Company reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regu- lations or other policies, to modify or amend, in whole or in part, any or all of the provisions of this Plan and Trust by adoption of a written resolution by the Board of Directors of Kansas City Life Insurance Company or the Executive Committee of the Board of Directors; provided that no such modification or amendment shall make it possible for any part of the contributions of the Company, or any other funds of the Trust, to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries.
        10.2 Termination. This Plan and Trust is purely voluntary on the part of the Company, and Kansas City Life Insurance Company reserves the right to terminate the Plan and the Trust provided herein by adoption of a written resolution by the Board of Directors of Kansas City Life Insurance Company or the Executive Committee of the Board of Directors. Upon termination of, or upon the complete discontinuance of contributions within the meaning of Section 411(d)(3)(B) of the Internal Revenue Code, participants’ accounts shall become fully vested and nonforfeitable and distribution shall be made as promptly as possible in accordance with the directions of the Committee.
        10.3 Merger. This Plan and Trust shall not be merged or consolidated with, nor shall any assets or liabilities be transferred to any other Plan or Trust, unless the accrued benefit of each participant, if the Plan and Trust were terminated immediately after such action, would be equal to or greater than the accrued benefit to which such participant would have been entitled if this Plan and Trust had been terminated immediately before such action.

ARTICLE XI

The Trust

        11.1 Number of Trustees. There shall be three (3) Trustees for this Trust with the Trustees hereinbefore named being the original Trustees.
        11.2 Trustees shall Receive Sums Paid. The Trustees shall accept and receive all sums of money paid to them from time to time by the Company, and shall hold, invest, reinvest, manage and administer such monies and the increment, increase, earnings and income thereof as a Trust for the exclusive benefit of the employees participating in the Plan, and their beneficiaries. All income and earnings of the Trust shall be accumulated by the Trustees and by them held, invested and reinvested as a part of the principal of the said Trust.
        11.3 Investment of Funds.

(a)	Except as hereinafter provided with respect to the cash reserve, the Trustees shall invest and reinvest the principal and income of the Trust in the capital stock of the Company. Income from investments and proceeds of the sale of securities shall be reinvested in the same manner as contributions received for investment. Any funds held by the Trustees pending investment in the capital stock of the Company may be invested temporarily in short-term corporate or governmental debt securities, or in such other investments as the Trustees shall, after investi-gation, believe to be sound and suitable investments for this Trust, although the same may not be of the character permitted for Trustee’s investments by the Laws of the State of Missouri, all subject to the approval of the Executive Committee, or its designated subcommittee, as hereinafter provided.
(b)	The Trustees may retain in cash so much of the Trust assets as they may deem advisable.
(c)	The Trustees may sell property held by the Trust at either public or private sale, for cash or on credit, at such times as they may deem appropriate; they may ex-change such property, and they may grant options for the purchase or exchange thereof.
(d)	The Trustees may consent to and participate in any plan of reorganization, consolidation, merger, extension or other similar plan affecting property held by the Trust; they may consent to any contract, lease, mortgage, pur-chase, sale or other action by any corporation pursuant to any such plan; they may accept and retain property issued under any such plan, even though it would not be eligible as a new investment under the provisions of this Section.
(e)	The Trustees may deposit property held in the Trust with any protective, reorganization or similar committee, and may delegate discretionary power thereto to pay its reasonable share of such committee’s expenses and com-pensation and any assessments levied with respect to any property so deposited.
(f)	The Trustees may exercise all conversion and subscription rights pertaining to property held in the Trust.
(g)	The Trustees may exercise all voting rights with respect to property held in the Trust, and in connection there-with grant proxies discretionary or otherwise, all in accordance with the provisions of this Plan and Trust.
(h)	The Trustees may cause securities and other property to be registered and held in their names, the name of any one (1) of them, or in the name of their nominee.
(i)	The Trustees may borrow money from others, including the Company, for the purposes of the Trust, and issue their promissory note or notes for the same, and pledge or mortgage securities or other assets owned by the Trust as security for the payment thereof. Any such loan shall be subject to approval as required of investments herein, and also to the provisions of Paragraph 11.4 herein.
(j)	The Trustees may compromise, compound and settle any debt or obligation due to or from them as Trustee; they may reduce the rate of interest on any obligation due them as Trustee; they may extend the time of payment of both interest and principal, or otherwise modify the terms of any obligation due them as Trustee; upon default of any obligation due them as Trustee, they may foreclose or otherwise enforce any obligation belonging to the Trust.
(k)	The Trustees may generally do all such acts, execute all such instruments, take all such proceedings and exercise all such rights and privileges with relation to property belonging to the Trust as if the Trustees were the absolute owners thereof.

        11.4 Loan Provisions. The following provisions shall apply to any loan made to the Trust fund:

(a)	The loan must be at a reasonable rate of interest, for a specific period of time, and shall not be payable on demand;
(b)	Any collateral pledged to the creditor by the Trust shall consist only of the assets purchased with the borrowed funds (although in addition to such collateral, the Company may guarantee repayment of the loan);
(c)	Under the terms of the loan, the creditor shall have no recourse against the Trust except with respect to such collateral;
(d)	The loan shall be repaid only from those amounts con-tributed by the Company to the Trust and from amounts earned on Trust investments;
(e)	The Company must contribute to the Trust amounts suf-ficient to enable the Trust to pay each installment of principal and interest on the loan on or before the date such installment is due, even if no tax benefit results from such contribution; and
(f)	Upon the repayment of any portion of the balance due on the loan, the assets originally pledged as collateral for such portion shall be released from encumbrance. Released shares shall be allocated to the accounts of participants during the fiscal year such portion is paid off. Such allocation shall be made in the same manner provided under the Plan for allocating shares when no loan is involved.
(g)	Any such loans shall be effected primarily in the interest of participants and their beneficiaries.
(h)	Notwithstanding the foregoing, in the event an exempt loan is effected it shall be subject to the following additional provisions and the proceeds thereof must be used within a reasonable time after their receipt only for any or all of the following purposes:
(i)	To acquire qualifying Company securities.
(ii)	To repay such loan.
(iii)	To repay a prior exempt loan. A new loan, the proceeds of which are so used, must satisfy the provisions of this Subparagraph (h).
(i)	Except as provided hereinafter or as otherwise required by applicable law, no security acquired with the proceeds of an exempt loan may be subject to a put, call or other option, or buy-sell or similar arrangement while held by and distributed from the Plan, whether or not the Plan is then an ESOP.
(j)	A qualifying Company security acquired with the proceeds of an exempt loan by the Plan, must be subject to a put option if it is not publicly traded when distributed or if it is subject to a trading limitation when distrib-uted. For purposes of this Subparagraph, a “trading limitation” on a security is a restriction under any federal or state securities law, any regulation there-under or an agreement, not prohibited herein, affecting the security which would make the security not as freely tradable as one not subject to such restriction. The put option must be exercisable only by a participant, by the participant’s donees or by a person (including an estate or its distributee) to whom the security passes by reason of a participant’s death. (Under this Subparagraph (j), “participant” means a participant and beneficiaries of the participant under the ESOP.) The put option must permit a participant to put the security to the Company. Under no circumstances may the put option bind the Plan. However, it may grant the Plan an option to assume the rights and obligations of the Company at the time that the put option is exercised. If it is known at the time a loan is made that federal or state law will be violated by the Company’s honoring such put option, the put option must permit the security to be put, in a manner con-sistent with such law, to a third party (e.g., an affiliate of the Company or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.
(k)	General rule:
(i)	A put option must last for a period of at least sixty (60) days following the date of distribution to the participant. If the put option is not exercised during that period, it must be available to the participant for a period of at least sixty (60) days in the following Plan year as provided in regulations prescribed by the Internal Revenue Service.
(l)	Other put option provisions:
(i)	Manner of exercise. A put option is exercised by the holder notifying the Company in writing that the put option is being exercised.
(ii)	Time excluded from duration of put option. The period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law.
(iii)	Price. The price at which a put option must be exercisable is the value of the security, at its bid price on the over-the-counter market on the day in which such put option may and shall be exercised.
(iv)	Payment terms. The provisions for payment under a put option must be reasonable. The deferral of payment is reasonable if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time. Periodic payments are reasonable if annual installments, be-ginning with thirty (30) days after the date the put option is exercised, are substantially equal. Generally, the payment period may not end more than five (5) years after the date the put option is exercised. However, it may be extended to a date no later than the earlier of ten (10) years from the date the put option is exercised or the date the proceeds of the loan used by the Plan to acquire the security subject to the put option are entirely repaid.
(v)	Payments restrictions. Payment under a put option may be restricted by the terms of a loan. Otherwise, payment under a put option must not be restricted by the provisions of a loan or any other arrangement, including the terms of the Company's Articles of Incorpo-ration, unless so required by applicable state law.
(m)	The provisions of Subparagraphs (j), (k) and (l) hereinabove are nonterminable. If the Plan holds or has distributed securities acquired with the proceeds of an exempt loan and either the loan is repaid or the Plan ceases to be an ESOP, these protections and rights shall continue to exist. However, the protections and rights will not fail to be nonterminable merely because they are not exercisable under Subparagraphs (k) and (l).
(n)	All assets acquired by the Plan with the proceeds of an exempt loan referred to hereinabove must be added to and maintained in a suspense account. Such assets are to be withdrawn from the suspense account only in accordance with rules and regulations of the Internal Revenue Ser-vice and as if all securities in the suspense account were encumbered. Assets in such suspense account are assets of this ESOP Plan.

        11.5 Approval of Investments. Before obtaining any loan or making any new investment or reinvestment of any funds of this Trust, the Trustees shall submit to the Executive Committee of the Company, or its designated subcommittee, a proposal of the terms of any such loan, or a list of any such securities in which it pro-poses to invest such funds and the amount proposed to be invested in each security, the Trustees shall proceed to act on such loan, to purchase, or refrain from purchasing, such securities in accordance with the acceptance or rejection, in whole or in part, of such proposals by the Executive Committee of the Company, or its designated subcommittee. Acceptance or rejection of such pro-posals, or any modification thereof, or any of them by the said Committee, shall be signified in writing and delivered to the Trustees within thirty (30) days of the submission of such proposals by the Trustees, provided however, that if no written modification, acceptance or rejection of such proposals, or any of them, shall be so delivered by the said Committee within the time herein limited therefor, the Trustees shall be warranted and protected in assuming that all of the proposed loans or investments which have not been specifically modified or rejected as aforesaid, meet with the complete approval of said Executive Committee, or its designated subcommittee.
        11.6 Cash Reserve. The Trustees may maintain a cash reserve in such amount as to provide for current distribution of benefits under the Plan. Such cash reserve may consist of uninvested con-tributions of the Company, or of the proceeds of the sale of investments of the Trust. All of the funds held in such cash reserve as well as all funds and securities and assets belonging to the Trust shall be safely kept by the Trustees on deposit or in the vaults of a bank or trust company selected and designated by the Board of Directors or the Executive Committee of the Company.
        11.7 Disbursement of Funds. Disbursement of the assets of this Trust shall be made by the Trustees only to or for the benefit of the participants in the Plan or their beneficiaries, and only at the time, in the amount and in the manner prescribed in written instructions of the Administrative Committee delivered by such Committee to the Trustees.
        11.8 Instructions to Trustees. The Trustees shall not be obligated or required to determine whether any instructions issued to them by the Administrative Committee are in fact so issued in accordance with the terms of the Plan or the powers and duties thereunder of said Committee.
        11.9 Fiduciary Insurance. The Trustees or the Administrative Committee shall have the right to purchase insurance on behalf of themselves or anyone acting in a fiduciary capacity with respect to the Plan and Trust, to cover liability or losses occurring by reason of the act or omission of a fiduciary, if such insurance permits recourse by the insurer against the fiduciary in the case of a breach of a fiduciary obligation by such fiduciary.
        11.10 Accounting by Trustees. Each year the Trustees shall render to the Company an account of their administration of the Trust for the year ending on the preceding 31st of December. The written approval of said account by the Board of Directors or the Executive Committee of the Company shall, as to all matters and transactions stated therein or shown thereby, be final and binding upon all persons who are then or who may thereafter become interested in this Plan and Trust.
        11.11 Compensation. No Trustee shall receive any compensa-tion for his services as such Trustee. In the administration of said Trust, the Trustees, if they deem it advisable, may employ an executive director, secretary or treasurer and fix reasonable compensation therefor, and a Trustee may act as such executive director, secretary or treasurer and receive the compensation so fixed. The Trustees may in their discretion employ clerical help, actuaries, accountants, attorneys or other necessary personal services of a person or corporation as may be necessary to properly administer, defend and protect the Trust, and reasonable compensa-tion for said services may be paid by the Trustees from the Trust in the event the Company does not elect to pay for such services. Any taxes that may be levied against said Trust shall be paid by the Trustees from the Trust assets after liability for said taxes, if any, has been established, and in determining the liability for taxes the Trustees are specifically authorized to use their own discretion in contesting taxes claimed to be due against said Trust, and said Trustees may employ counsel for such purposes and pay said counsel fees from the Trust assets in the event the Company does not elect to pay said costs and fees.
        11.12 Trustees and Vacancies. The Trustees administering this Trust shall at all times be Officers of the Company, and any Trustee may at any time be removed from the office of Trustee, with or without cause, by the Board of Directors or the Executive Com-mittee of the Company. The Trustees named herein shall serve as such Trustees until their resignation, death or removal by the Board of Directors or the Executive Committee of the Company. When any Trustee ceases to be an Officer of the Company, he automati-cally ceases to be a Trustee. Resignation of a Trustee shall be by written notice given to the Board of Directors or the Executive Committee of the Company. Whenever a vacancy occurs by resigna-tion, death or removal of one (1) or more of the Trustees, the Board of Directors or the Executive Committee shall promptly fill said vacancy or vacancies so created by naming a successor Trustee or successor Trustees possessing the qualifications herein prescribed. All successor Trustees shall have the same powers in connection with said Trust as the initial Trustees have, and they shall be subject to the same limitations and directions as prescribed herein for the initial Trustees.
        11.13 Rules. The Trustees may make proper rules for carrying out the purposes of the Trust, and may amend said rules from time to time. A majority of the Trustees shall constitute a quorum, and the action taken by a quorum shall be controlling and shall be deemed the act of the Trustees. The Trustees may designate any one (1) of their number to act as chairman or presiding officer. Any one (1) of the Trustees shall be and is hereby authorized to affix his signature as the signature of all the Trustees when such may be desirable in the performance of their duties pursuant hereto. This Plan and Trust shall be construed and enforced according to the Laws of the State of Missouri, and all provisions thereof shall be administered according to the laws of such state. Any suit at law or in equity brought against the Trustees or the Company by any person, firm or corporation, including the participants in the Plan, must be first instituted in Jackson County, Missouri, which County and State is the situs of the parties hereto and the only jurisdiction within which this Plan and Trust is to be administered or located.

ARTICLE XII

Allocations Limitations

        12.1 Maximum Limitation. Commencing January 1, 1983, in no event shall the sum of the annual additions to a participant’s account for any Plan year exceed the lesser of:

(a)	(i) Thirty thousand dollars ($30,000.00) or such higher amount as may be prescribed by regulations issued pur-suant to Section 415(d) of the Internal Revenue Code to reflect increases in the cost of living; plus (ii) the lesser of thirty thousand dollars ($30,000.00) (as adjusted for cost of living increases) or the amount of Company stock contributed to the Plan; [Effective January 1, 1989, Subparagraph (ii) is deleted] or
(b)	Twenty-five percent (25%) of such participant's compen-sation for the Plan year.

         Commencing January 1, 2002, the annual additions to a participant's account for any Plan year shall not exceed the lesser of:

(a)	(a) Forty-thousand dollars ($40,000.00) [subject to annual adjustments pursuant to Internal Revenue Code Section 415(d)].
(b)	One hundred percent (100%) of such participant’s com-pensation within the meaning of Internal Revenue Code Section 415(c)(3) for the Plan year.

        The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service [within the meaning of Internal Revenue Code Sections 401(h) or 419A(f)(2)] which is otherwise treated as an annual addition.
        No more than one-third (1/3) of the Company contributions for a year shall be allocated to the group of “highly compensated employees” defined as follows:
        Prior to January 1, 1997, an employee who, during the year or the preceding year:

(1)	Was at any time a five percent (5%) owner of the company,
(2)	Received compensation from the company in excess of seventy-five thousand dollars ($75,000.00),
(3)	Received compensation from the company in excess of fifty thousand dollars ($50,000.00) and was in the top-paid group of employees for such year, or
(4)	Was at any time an officer and received compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Internal Revenue Code for such year.

        Beginning January 1, 1997, an employee who:

(5)	Was a five percent (5%) owner of the Company at any time during the year or preceding year, or
(6)	For the preceding year
A.	had compensation [as defined in Code Section 415(c)(3)] from the Company in excess of $80,000.00 and
B.	if the Company elects the application of this clause for the preceding year, was in the group consisting of the top twenty percent (20%) of the employees ranked on the basis of compensation paid during the preceding year.

        Annual additions to a participant’s account for a Plan year shall be the sum for any year of the Company’s contributions plus the amount of any employee contributions plus the forfeitures.
        12.2 Reallocation. If, but for the limitations set forth in Paragraph 12.1, the annual additions to a participant’s account for any Plan year would exceed the limitation set forth in that Para-graph, such annual additions shall be reduced to the extent necessary to comply with the requirements of Paragraph 12.1. Any portion of the Company’s contribution which must be reallocated as a result of the requirements of Paragraph 12.1 shall be reallocated among the accounts of the remaining active participants in the same manner as the initial allocation was made.
        12.3 Annual Additions Reduction. If any participant is a participant under any other Defined Contribution Plan maintained by the Company, the total of the annual additions to such partici-pant’s account from all such Defined Contribution Plans shall not exceed the limitations set forth in Paragraph 12.1. If it is determined that as a result of the limitation set forth in the preceding sentence, the annual additions to the participant’s account in this Plan must be reduced, such reduction shall be accomplished in accordance with the provisions of Paragraph 12.2.
        12.4 Annual Additions Reduction. If any participant is a participant under a Defined Benefit Plan maintained by the Company, the sum of the Defined Benefit Plan fraction for a Plan year and the Defined Contribution Plan fraction for that year shall be no greater than one (1.00). If it is determined that the limitation set forth in the preceding sentence has been exceeded, the numerator of the defined benefit plan fraction shall be adjusted by freezing or adjusting the rate of benefit authorized by the defined benefit plan so that the sum of both fractions shall not exceed one (1) for the respective participant. Effective January 1, 2000, this paragraph shall not apply.
        12.5 Retirement Plan. As used in this Section, the words "retirement plan" shall mean:

(a)	Any profit sharing, pension or stock bonus plan described in Section 401(a) and 501(a) of the Internal Revenue Code;
(b)	Any annuity plan or annuity contract described in Section 403(a) or 403(b) of the Internal Revenue Code;
(c)	Any qualified bond purchase plan described in Section 405(a) of the Internal Revenue Code; and
(d)	Any individual retirement account, individual retirement annuity or retirement bond described in Section 408(a), 408(b) or 409 of the Internal Revenue Code.

        12.6 Defined Contribution Plan. As used in this Section, the words “Defined Contribution Plan” shall mean a retirement plan which provides for an individual account for each participant and for benefits based solely on the amount contributed to the par-ticipant’s account and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant’s accounts.
        12.7 Defined Benefit Plan. As used in this Section, the words "Defined Benefit Plan" shall mean any retirement plan which is not a Defined Contribution Plan.
        12.8 Defined Benefit Plan Fraction. As used in this Section, the words "Defined Benefit Plan fraction" shall mean, for any Plan year, a fraction,

(a)	the numerator of which is the projected annual benefit of the participant, that is, the annual benefit to which he would be entitled under the terms of the Defined Benefit Plan on the assumptions that he continues employment until his normal retirement date as determined under the terms of the Defined Benefit Plan, that his compensation continues at the same rate as in effect in the Plan year under consideration until his normal retirement date and that all other relevant factors used to determine bene-fits under such Defined Benefit Plan remain constant as of the current Plan year for all future Plan years, under all Defined Benefit Plans maintained by the Company determined as of the close of the Plan year, and
(b)	the denominator of which is the lesser of: (i) the maximum dollar limit for such year (for example, ninety thousand dollars ($90,000.00) for 1983 and adjusted annually for increases in the cost of living as permitted under Section 415(d) of the Internal Revenue Code) times 1.25, or (ii) the percentage of compensation limit for such year times 1.4.

        12.9 Defined Contribution Plan Fraction. As used in this Section, the words "Defined Contribution Plan fraction" shall mean, for any Plan year, a fraction,

(a)	the numerator of which is the sum of the annual additions to the participant's account under all Defined Contri-bution Plans maintained by the Company in that Plan year, and
(b)	the denominator of which is the sum of the lesser of the following amounts, determined for the year and for each prior year of service with the Company: (i) the product of 1.25 multiplied by the dollar limitation in effect for the year, or (ii) the product of 1.4 multiplied by the percentage of compensation limit (IRC § 415 (e)(3) as amended).
(c)	In computing the defined contribution plan fraction above, for years ending after December 31, 1982, at the election of the Company, the amount to be taken into account for all years ending before January 1, 1983, may be computed to be an amount equal to the denominator of the fraction, as in effect for the year ending in 1982, multiplied by a transition fraction,
1.	the numerator of which is the lesser of (i) fifty-one thousand eight hundred seventy-five dollars ($51,875.00), or (ii) 1.4 multiplied by twenty-five per cent (25%) of the participant's compensation for the year ending in 1981, and
2.	the denominator of which is the lesser of (i) forty-one thousand five hundred dollars ($41,500.00), or (ii) twenty-five per cent (25%) of the participant's compensation for the year ending in 1981.

ARTICLE XIII

General Provisions

        13.1 Expenses. The Company shall pay all expenses incurred in administering the Plan and managing the Trust assets. The Company shall not pay any brokerage fees, commissions, stock transfer taxes and other charges and expenses in connection with the purchase and sale of securities under the Plan, unless specifically approved by the Executive Committee, or its designated subcommittee.
        13.2 Source of Payment. Benefits pursuant to the Plan shall be payable only out of the assets of the Trust. No person shall have any right under the Plan with respect to the assets of the Trust, or against any Trustee, insurance company or the Company, except as specifically provided for herein.
        13.3 Inalienability of Benefits. The interest hereunder of any participant or beneficiary except as may be required by a Qualified Domestic Relations Order defined in Section 414(p) of the Internal Revenue Code, or as otherwise provided in Section 401(a)(13) of the Internal Revenue Code, shall not be alienable, either by assignment or by any other method, and to the maximum extent permissible by law, shall not be subject to being taken, by any process whatever, by the creditors of such participant or beneficiary.
        13.4 No Right to Employment. Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any employee the right to be retained in the employment of the Company.
        13.5 Accrued Benefit. The term "accrued benefit" shall mean the value of a participant's account or accounts with respect to all funds in this Plan.
        13.6 Uniform Administration. Whenever in the administration of the Plan any action is required by the Committee, such action shall be uniform in nature as applied to all persons similarly situated and no such action shall be taken which will discriminate in favor of shareholders of the Company, highly compensated par-ticipants or participants whose principal duties consist of supervising the work of others.
        13.7 Beneficiary. The word "beneficiary" shall be deemed to include the estate of the participant, dependents of the partici-pant, persons who are the natural objects of the participant’s bounty, and any person designated by the participant to share in the benefits of the Plan and Trust after the death of the participant. Wherever the rights of participants are stated or limited herein, their beneficiaries shall be bound thereby.
        13.8 Severability. In the event that any provision of this Plan and Trust shall be held invalid or illegal for any reason, such determination shall not affect the remaining provisions of this Plan, but this Plan shall be construed and enforced as if such invalid or illegal provision had never been included in the Plan. This Plan shall be construed in accordance with the Laws of the State of Missouri.
        13.9 Articles. Titles of Articles are for general information only and this Plan shall not be construed by reference to such titles.
        13.10 Gender. Words used in the masculine gender shall be read and construed to include the feminine gender.
        13.11 Plural. Wherever required, the singular of any word in this Plan and Trust shall include the plural and the plural may be read in the singular.
        13.12 Disability. The term "disability" as used in this Plan means a physical or mental condition of a participant which results in the receipt of benefits by such participant pursuant to the provisions of either the Kansas City Life Disability Plan or the Sunset Life Disability Plan.
        13.13 Compensation. For the purposes herein, the term “com-pensation” shall include all compensation, as defined in Regulation 1.415-2(d)(11)(i) of the Internal Revenue Code, due and payable to an employee by the Company, including any amount not includable in the gross income of an employee under Internal Revenue Code Sections 125, 132(f)(4), 402(e)(3), 402(h) and 403(b).
        13.14 Initial Qualifications. The Company reserves the right to have all its contributions returned to it free of this Trust, and to terminate said Plan and Trust, if the Trust does not initially meet the qualification requirements of the Internal Revenue Code for an employee stock option plan.
        13.15 Company. The term “Company” means Kansas City Life Insurance Company, a Missouri Corporation, Sunset Life Insurance Company of America, a Missouri Corporation, and Old American Insurance Company, a Missouri Corporation, and any other subsidiary corporation of Kansas City Life Insurance Company required to be treated as a single employer under Internal Revenue Code Section 414(b), (c), (m) and (o), any or all of which may sometimes be referred to herein as affiliated corporations.
        13.16 Employee. The term “employee” shall mean any person employed by Kansas City Life Insurance Company or any subsidiary corporation under the rules of common law, and shall not include agents, general agents, consultants or other independent con-tractors, or, effective January 1, 1989, leased employees as defined in Section 414(n) and (o) of the Internal Revenue Code. Effective January 1, 1997, “leased employee” shall mean any person other than an employee of the Company who has performed services for the Company under an agreement between the Company and a leasing organization on a substantially full time basis for at least one (1) year, provided such services are performed under the primary direction or control by the Company.
        Leased employees shall not participate in this Plan. Further-more, a person who is not designated as an “employee” in the Company’s employment records during a particular period of time, including a person designated as an “independent contractor”, is not to be considered to be an employee during that period of time. Such a person shall not be considered to be an employee even if a determination is made by the Internal Revenue Service, the Depart-ment of Labor, or any other government agency, court, or other tribunal, that such person is an employee for any purpose, unless and until the Company in fact designates such person as an employee for purposes of this Plan. If such a designation is made, the designation shall be applied prospectively only unless the Company specifically provides otherwise.
        13.17 Company Stock. The term "Company stock" shall mean shares of the common capital stock of Kansas City Life Insurance Company.
        13.18 Executive Committee. Wherever in the Plan and Trust the term "Executive Committee" is used, it shall be taken to mean only the Executive Committee of the Board of Directors of Kansas City Life Insurance Company.
        13.19 Board of Directors. Wherever in the Plan and Trust the term “Board of Directors” is used, it shall be taken to mean only the Board of Directors of Kansas City Life Insurance Company.
        13.20 Affiliated Company Participation. Notwithstanding any- thing in this Agreement to the contrary, no employee of any subsidiary or affiliated corporation of Kansas City Life Insurance Company shall have the right to participate in this Plan unless such Plan shall have been adopted by the corporation for which such employee is employed.
        13.21 Direct Rollovers. The provisions of this Paragraph shall be effective January 1, 1993 and apply to distributions after January 1, 1993. Notwithstanding any provision of this Plan to the contrary, a distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retire-ment plan specified by the distributee in a direct rollover. The Administrative Committee may prescribe the time and manner in which this election is made.
        As used in this Paragraph, "eligible rollover distribution", "eligible retirement plan", "distributee" and "direct rollover" shall mean:

(a)	"Eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee. However, an eligible rollover distribution shall not include:
(i)	Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expec-tancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more;
(ii)	Any distribution required under Code Section 401(a)(9); or
(iii)	The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities.
(b)	"Eligible retirement plan" is:
(i)	An individual retirement account (described in Code Section 408(a)) or individual retirement annuity (described in Code Section 408(b)); or
(ii)	An annuity plan (described in Code Section 403(a)); or
(iii)	A qualified trust (described in Code Section 401(a)) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to a surviving spouse, eligible retirement plan shall mean only the items in (i) above.
(iv)	Beginning January 1, 2002, an annuity contract described in Code Section 403(b) and an eligible plan described in Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.
(c)	“Distributee” shall include an employee or former em-ployee. An employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is an alternate payee under a Qualified Domestic Relations Order (defined in Code Section 414(p)) are distributees with regard to the interest of the spouse or former spouse.
(d)	“Direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee. The Plan shall withhold twenty percent (20%) of an eligible rollover distribution which is not paid to an eligible retirement plan.

        13.22 Participants who Enter Armed Forces. Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accord-ance with Code Section 414(v).
        13.23 Contribution Under Mistake of Fact. If a contribution is made by the Company by a mistake of fact, such contribution may be returned to the Company within one (1) year after the payment of the contribution. Any contribution returned to the Company shall not include any investment earnings thereon, but shall be net of any investment losses thereon.
        13.24 Contributions Conditioned on Deductibility. Company contributions are expressly conditioned upon deductibility of contributions under Section 404 of the Internal Revenue Code. If any part or all of a contribution is disallowed as a deduction under Section 404, then to the extent a contribution is disallowed as a deduction, it may be returned to the Company within one (1) year after the later of the date of payment of the contribution or the date the deduction for the contribution was disallowed. Any contributions returned shall not include any investment earnings thereon, but shall be net of any investment losses thereon.

ARTICLE XIV

Top Heavy Provisions

        14.1 Compensation Limits. With respect to compensation as defined in this Plan, for any Top Heavy Plan year, compensation in excess of one hundred fifty thousand dollars ($150,000.00), and, commencing January 1, 2002, two hundred thousand dollars ($200,000.00), or such other amount as the Secretary of the Treasury may designate, shall be disregarded. This amount will be adjusted in accordance with Internal Revenue Code Sections 401(a)(17) and 415(d), and regulations thereunder.
        14.2 Key Employee. “Key employee” means any employee or former employee (and his beneficiaries) who, at any time during the Plan year or any of the preceding four (4) Plan years, is:

(a)	An officer of the Company, as that term is defined within the meaning of the regulations under Internal Revenue Code Section 416. For the years 1984 through 1987, an officer is not treated as a key employee if the officer has an annual compensation of forty-five thousand dollars ($45,000.00) or less.
(b)	One of the ten (10) employees owning (or considered as owning within the meaning of Code Section 318) the largest interests in all employers required to be aggregated under Code Sections 414(b), (c), and (m). However, an employee will not be considered a top ten (10) owner for a Plan year if the employee earns less than thirty thousand dollars ($30,000.00), or such other amount adjusted in accordance with Code Section 415(c)(1)(A) as in effect for the calendar year in which the determination date falls.
(c)	A five percent (5%) owner of the Company. “Five percent (5%) owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Company or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company.
(d)	A one percent (1%) owner of the Company having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000.00). “One percent (1%) owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Company or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Company. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), and (m) shall be treated as separate em-ployers. However, in determining whether an individual has compensation of more than one hundred fifty thousand dollars ($150,000.00) compensation from each employer required to be aggregated under Code Sections 414(b), (c), and (m) shall be taken into account.

        14.3 Non-Key Employee. "Non-key employee" means any employee who is not a key employee.
        14.4 Super Top Heavy Plan. "Super Top Heavy Plan" means, for Plan years commencing after December 31, 1983, that, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of the Company’s aggregation group, exceeds ninety percent (90%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of the Company’s aggregation group.
        14.5 Top Heavy Plan. "Top Heavy Plan" means, for Plan years commencing after December 31, 1983, that, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of the Company’s aggregation group, exceeds sixty percent (60%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of the Company’s aggregation group.
        14.6 Top Heavy Plan Year. "Top Heavy Plan Year" means any calendar year after December 31, 1983 in which the Plan is a top heavy plan.
        14.7 Top Heavy Plan Requirements.

(a)	For any “Top Heavy Plan Year”, the following provisions shall apply notwithstanding any other provision in this Plan to the contrary:
1.	Any person who is a participant in this Plan in any year in which it shall be a “Top Heavy Plan” shall have his or her benefits vested in accordance with the following schedules: Twenty Percent (20%) after two (2) years of service; Forty percent (40%) after three (3) years of service; Sixty percent (60%) after four (4) years of service; Eighty per-cent (80%) after five (5) years of service; One hundred percent (100%) after six (6) years of service.
Effective January 1, 1989, there shall be no decrease in a participant’s nonforfeitable percentage in the event the Plan’s status as top heavy changes for any year. Further, if the vesting schedule shifts in and out of the above schedule for any year because the Plan’s top heavy status changes, such shift shall be considered an amendment of the vesting schedule. If this occurs, each participant with at least three (3) years of service with the Company may elect to have his nonforfeitable percentage determined without regard to the shift. The election period will begin with the date the deemed amendment is made and shall end on the later of:
A. Sixty (60) days after the deemed amendment is adopted;
B. Sixty (60) days after the deemed amendment is effective; or
C. Sixty (60) days after the participant is issued written notice of the deemed amendment by the Administrative Committee.
2.	Notwithstanding anything in this Plan to the contrary for any Top Heavy Plan Year, the Company shall make a minimum contribution for each non-key employee equal to three percent (3%) of such non-key employee’s salary.
3.	For any year in which this Plan is top heavy, each non-key employee will receive a minimum contribu-tion if the non-key employee has not separated from service at the end of the top heavy year, regard-less of whether the non-key employee has less than one thousand (1,000) hours of service in such year. Furthermore, such non-key employee shall receive such minimum contribution regardless of his or her level of compensation, and regardless of whether he or she declines to make a mandatory personal con-tribution.
4.	Notwithstanding the foregoing, so long as any non-key employee is covered by both the Company’s Pension Plan and this Plan, the minimum contribu-tion required herein shall be satisfied by the accrual of the defined benefit by the respective non-key employee for any top heavy year.
5.	If the Company shall be maintaining both this Plan and a defined benefit plan in any top heavy year, a factor of 1.0 must be applied to the dollar limits when the top heavy ratio exceeds ninety percent (90%).

        14.8 Determination of Top Heavy Status.

(a)	This Plan shall be a Top Heavy Plan for any Plan year commencing after December 31, 1983, in which, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of an aggregation group exceeds sixty percent (60%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of an aggregation group.
If any participant is a non-key employee for any Plan year, but such participant was a key employee for any prior Plan year, such participant’s present value of accrued benefit and/or aggregate account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy Plan (or whether any aggregation group which includes this Plan is a Top Heavy group).
(b)	This Plan shall be a Super Top Heavy Plan for any Plan year commencing after December 31, 1983, in which, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of an aggregation group, exceeds ninety percent (90%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of an aggregation group.
(c)	Aggregate account. A participant's aggregate account as of the determination date is the sum of:
1. His participant’s account balance as of the most recent valuation occurring within a twelve (12) month period ending on the determination date.
2. Contributions that would be allocated as of a date not later than the determination date, even though those amounts are not yet made or required to be made.
3. Any Plan distributions made within the Plan year that includes the determination date or within the four (4) preceding Plan years. However, in the case of distributions made after the valuation date and prior to the determination date, such distri-butions are not included as distributions for Top Heavy purposes to the extent that such distribu-tions are already included in the participant’s aggregate account balance as of the valuation date. Notwithstanding anything herein to the contrary, all distributions, including distributions made prior to January 1, 1984, will be counted.
4. Any employee contributions, whether voluntary or mandatory. However, amounts attributable to tax deductible qualified employee contributions shall not be considered to be a part of the participant’s aggregate account balance.
(d)	"Aggregation group" means either a required aggregation group or a permissive aggregation group as hereinafter determined.
1. Required aggregation group. In determining a re-quired aggregation group hereunder, each Plan of the Company in which a key employee is a parti-cipant, and each other Plan of the Company which enables any Plan in which a key employee participates to meet the requirements of Code Sections 401(a)(4) and 410, will be required to be aggregated. Such group shall be known as a required aggregation group. In the case of a required aggregation group, each Plan in the group will be considered a Top Heavy Plan if the required aggregation group is a Top Heavy group. No Plan in the required aggregation group will be considered a Top Heavy Plan if the required aggregation group is not a Top Heavy group.
2. Permissive aggregation group. The Company may also include any other Plan not required to be included in the required aggregation group, provided the resulting group, taken as whole, would continue to satisfy the provisions of Internal Revenue Code Sections 401(a) or 410. Such group shall be known as a permissive aggregation group.
In the case of a permissive aggregation group, only a Plan that is part of the required aggregation group will be considered a Top Heavy Plan if the permissive aggregation group is a Top Heavy group. No Plan in the permissive aggregation group will be considered a Top Heavy Plan if the permissive aggregation group is not a Top Heavy Plan group.
3. Only those Plans of the Company in which the determination dates fall within the same calendar year shall be aggregated in order to determine whether such Plans are Top Heavy Plans.
(e)	“Determination date” means (1) the last day of the preceding Plan year, or (2) in the case of the first Plan year, the last day of such Plan year.
(f)	Present value of accrued benefit. In the case of a defined benefit plan, a participant’s present value of accrued benefit shall be as determined under the provisions of the applicable defined benefit plan.
(g)	"Top Heavy group" means an aggregation group in which, as of the determination date, the sum of:
1. The present value of accrued benefits of key employees under all defined benefit plans included in the group; and
2. The aggregate accounts of key employees under all defined contribution plans included in the group, exceeds sixty percent (60%) of a similar sum determined for all participants.
(h)	“Top Heavy Plan year” means that, for a particular Plan year commencing after December 31, 1983, the Plan is a Top Heavy Plan.
(i)	Notwithstanding anything herein to the contrary, the effective date otherwise provided for herein for the application of Code Section 416 to this Plan (Plan years beginning after December 31, 1983) shall be extended in accordance with any legislative act of Congress.

        14.9 Modification of Top Heavy Rules.

(a)	For Plan years beginning after December 31, 2001, this paragraph shall apply for purposes of determining whether the Plan is top heavy under Code Section 416(g), and whether the Plan satisfies the minimum requirements of Code Section 416(c) for such years. This paragraph amends paragraphs of this ARTICLE XIV, including, but not limited to, part or all of Paragraphs 14.2, 14.7(a)1 and (a)2, and 14.8(c)3.
(b)	“Key employee” means any employee or former employee (including any deceased employee) who at any time during the Plan year that includes the determination date was an officer of the Company having annual compensation greater than $130,000.00 [as adjusted under Code Section 416(i)(1)] for Plan years beginning after December 31, 2002, a five percent (5%) owner of the Company, or a one percent (1%) owner of the Company having annual compen-sation of more than $150,000.00. For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a key employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issue thereunder.
(c)	For purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date, the following shall apply:
1. The present value of accrued benefits and the amounts of account balances of a employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one (1) year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five (5) year period” for “one (1) year period”.
2. The accrued benefits and accounts of any individual who has not performed services for the Company during the one (1) year period ending on the deter-mination date shall not be taken into account.
(d)	Company matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. Company matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).
(e)	Notwithstanding the foregoing, so long as any non-key employee is covered by both this Plan and the Kansas City Life Insurance Company Cash Balance Pension plan, the minimum contribution required herein shall be satisfied by the accrual of the defined benefit minimum by the respective non-key employee for any top heavy year.

        IN WITNESS WHEREOF, the Company has caused this Thirteenth Amendment to be executed by its authorized Officers and its Corporate Seal to be hereunto affixed, and the Trustees have executed this Trust, all on the day of , 2001.

KANSAS CITY LIFE INSURANCE COMPANY

By:
Its: Vice President

ATTEST:

By:

Its: Assistant Secretary

TRUSTEES